Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated July 24, 2008, and April 24, 2008, on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three and six month periods ended June 29, 2008, and June 24, 2007, and for the three month periods ended March 30, 2008 and March 25, 2007, and included in the Company’s quarterly report on Form 10-Q for the quarters ended June 29, 2008, and March 30, 2008, are incorporated by reference in its Registration Statement on Form S-3 dated October 23, 2008.

Very truly yours,

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 23, 2008